Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

CYTORI THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:   On April 26, 2013, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s annual meeting of the shareholders.

SECOND: On August 28, 2013, the Corporation’s annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH, Article IV of the Certificate of Incorporation be hereby amended and restated to read in its entirety as follows:

“ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectfully, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares, One Hundred Forty-Five Million (145,000,000) shares of which will be Common Stock (the “Common Stock”) and Five Million (5,000,000) of which will be Preferred Stock (the “Preferred Stock”).  The Common Stock and the Preferred Stock shall each have a par value of $0.001 per share.”

IN WITNESS WHEREOF, CYTORI THERAPEUTICS, INC. has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 23rd day of September, 2013.

By: /s/ Christopher J. Calhoun
Name: Christopher J. Calhoun
Title: Chief Executive Officer